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                                                                     EXHIBIT 9.1


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of January 2, 1998, by and between American Diversified Securities, Inc., a Nevada corporation (the "Company"), American Diversified Holdings. Inc., a Nevada corporation and the parent corporation of the Company("ADH" or the "Parent") and JAMES BUCHANAN REA, Jr. ("Executive").

      1.   EMPLOYMENT

      The Company and ADH (hereinafter referred to collectively as the "Employers") hereby employ Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

      2.   TERM AND RENEWAL

           2.1 TERM. The term of this Agreement shall commence on the date of this Agreement (the "Effective Date"), and shall continue for three years from the Effective Date (the "Original Employment Term"), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.

           2.2 EXTENSION. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to
Section 5, and every year thereafter, the Agreement shall be automatically renewed for an additional 12-month period, effective on each anniversary date of the Effective Date.

      3.   COMPENSATION

           3.1 BASE COMPENSATION. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, an initial annual base compensation ("Base Compensation") of $ 100,000, payable in 12 equal monthly installments. Executive shall have the option of taking a bi-monthly advance (not to exceed 1/2 of the monthly installment) against each monthly installment and each discretionary benefits fund payment under Section 3.2 below.

           3.2  ANNUAL DISCRETIONARY BENEFITS FUND.   Executive shall be
entitled to an annual discretionary benefits fund of $40,000 which shall be used for such benefits and perquisites as the Executive shall determine in his sole discretion, including life and disability insurance, car allowances and club memberships. The Executive and Employer shall agree on the amounts and allocations of the benefits and the allowance shall be payable monthly in equal installments. Medical insurance and expenses for the Executive as well as his spouse and children shall be provided under the Company's medical insurance policy, or if not so obtained, shall be reimbursable to Executive. Any shortfall in the amount of the benefits of less than $40,000 shall be paid to Executive as a bonus. The Employee may not carry over unused portions of the annual discretionary benefits fund from year to year.
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           3.3 PENSION/PROFIT SHARING PLANS, ETC.  The Executive shall be entitled to participate in all pension, profit sharing, 401(k) and other employee plans and benefits established by the Employers.

           3.4 METHOD OF PAYMENT. The monetary compensation payable and any benefits due to Executive hereunder may be paid or provided in whole or in part, from time to time, by the Employers and/or their respective subsidiaries and affiliates, but shall at all times remain the responsibility of the Employers.

      4.   POSITION AND DUTIES

           4.1 POSITION. Executive shall serve as a Director, the President, Chief Executive Officer, and Chief Financial Officer of the Company as well as the designated General and Financial Principal of the Company. Executive shall have such duties as are the usual and customary duties of the such offices. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. Executive may, at Executive's discretion, serve the Employers and/or their respective subsidiaries and affiliates in such other offices and capacities as they shall mutually agree. In the event the Employers and Executive mutually agree that Executive shall terminate Executive's service in any one or more of the aforementioned capacities, or Executive's service in one or more of the aforementioned capacities is terminated, Executive's compensation, as specified in this Agreement, shall not be diminished or reduced in any manner.

           4.2 DEVOTION OF TIME AND EFFORT. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and in the best interests of the Employers. Executive shall devote such time, attention and energies to the business of the Employers as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

           4.3 OTHER ACTIVITIES. Executive may engage in other personal and civic activities while employed hereunder, including without limitation charitable, community and other business activities, provided that such other activities do not interfere with the performance of Executive's duties hereunder.

           4.4 VACATION. It is understood and agreed that Executive shall be entitled to five (5) weeks vacation per year. During such vacation periods, Executive shall not be relieved of Executive's duties under this Agreement and there will be no abatement or reduction of Executive's compensation hereunder.

           4.5 BUSINESS EXPENSES. The Employers shall promptly, but in no event later than ten days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business seminar fees, professional association dues and other reasonable entertainment expenses incurred by Executive in connection


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with the business of the Employers and/or their respective subsidiaries and affiliates, upon presentation to the Employers of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses, incurred by Executive in traveling in connection with the business of the Employers.

           4.6 EMPLOYERS' OBLIGATIONS. The Employers shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Employers and/or their representative subsidiaries and affiliates, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for Executive to carry out Executive's duties and responsibilities hereunder. In addition, the Employers agree to provide Executive, as a condition to Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive's duties hereunder.

      5.   TERMINATION

           5.1 BY EMPLOYERS WITHOUT CAUSE. The Employers may terminate this Agreement without "cause" (as hereinafter defined) at any time following the third anniversary of the Effective Date, provided that the Employers first deliver to Executive the Employers' written election to terminate this Agreement at least 90 days prior to the effective date of termination.

           5.2  SEVERANCE PAYMENT.

                (a) AMOUNT. In the event the Employers terminate Executive's services hereunder pursuant to Section 5.1, Executive shall continue to render services to the Employers pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Employers shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the sum of: (i) one-quarter of the Executive's average annual Base Compensation paid hereunder for the preceding thirty-six month period; plus (ii) an amount equal to one-quarter of the highest annual bonus or profit sharing received by Executive during the preceding thirty-six month period (the "Severance Amount").

                (b) BENEFITS. In the event Executive's employment hereunder is terminated by the Employers without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount, the Employers shall continue to provide to Executive and Executive's spouse and children, as applicable, all of the benefits described in
Section 3.3 for a period three months commencing on the date of such termination (the "Severance Benefits").


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                (c) LIMITATION. The total of such severance payments shall be reduced to the extent that the payment of such amount would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

           5.3 BY THE EMPLOYERS FOR CAUSE. The Employers may terminate Executive for cause at any time, upon written notice to Executive. For purposes of this Agreement, "cause" shall mean:

                (a) Executive's conviction for commission of a felony or a crime involving moral turpitude;

                (b) Executive's willful commission of any act of theft, embezzlement or misappropriation against the Employers which, in any such case, is materially and demonstrably injurious to the Employers;

                (c) Executive's willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after demand for substantial performance is delivered by the Employers which specifically identifies the manner in which the Employers believe that Executive has not substantially performed Executive's duties; or
                (d) Executive's death or Disability (as hereinafter defined). In the event Executive is terminated for cause pursuant to this Section 5.3, Executive shall have the right to receive Executive's compensation as otherwise provided under this Agreement through the effective date of termination. Executive shall have no further right to receive compensation or other consideration from the Employers or have any other remedy whatsoever against the Employers as a result of this Agreement or the termination of Executive pursuant to this Section 5.3, except as set forth below with respect to a termination due to Executive's Disability.

      In the event Executive is terminated by reason of Executive's Disability (but not death), the Employers shall immediately pay Executive a single severance payment equal to the Severance Amount. Said payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.


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           5.4  BY EXECUTIVE FOR GOOD REASON. Executive may terminate this
Agreement for good reason upon at least 30 days prior written notice to the Employers. For purposes of this Agreement, "good reason" shall mean:

                (a) the Employers' material breach of any of their respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within fifteen (15) days following receipt of written notice by Executive to the Employers of such breach by either of the Employers;

                (b) any removal of Executive from the office specified in the first sentence of Section 4.1 without cause and without Executive's prior written consent; or

                (c) any material decrease in Executive's authority or responsibilities hereunder without Executive's prior written consent.

      In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination and shall also have the same rights and remedies against the Employers as Executive would have had if the Employers had terminated Executive's employment without cause pursuant to Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

           5.5 EXECUTIVE'S VOLUNTARY TERMINATION. Executive may, at any time, terminate this Agreement without good reason upon written notice delivered to the Employers at least ninety (90) days prior to the effective date of termination. In the event of such voluntary termination of this Agreement by
Executive: (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination, and (ii) the Employers on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.

           5.6 CHANGE OF CONTROL. Executive may terminate this Agreement, upon at least ten (10) days' prior written notice to the Employers at any time within one (1) year after a "change in control" (as hereinafter defined) of either of the Employers. In the event Executive terminates this Agreement within one (1) year after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Employers shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and (iii) following such termination, the Employers shall provide the Severance Benefits as required by Section 5.2. For purposes of this Agreement, (a "change in control") shall mean the occurrence of any of the following events:


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                (a)  a merger, consolidation, share exchange or reorganization involving the Parent, unless

                     (i) the stockholders of the Parent, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization;

                     (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Company;

                (b)  a complete liquidation or dissolution of the Parent; or

                (c) an agreement for the sale or other disposition of all or substantially all of the assets of the Company or the Parent.

      A change in control shall not be deemed to occur upon the dilution of existing shareholders through the issuance of capital stocks in one or more successive series of public or private offerings of securities.

           5.7  STOCK REPURCHASE

                (a) The Company hereby irrevocably grants and issues to Executive the right and option to sell to the Company (the "Put") all of the Company's shares of Common Stock now or hereafter owned by Executive (the "Shares") at a purchase price (the "Purchase Price") in the event of any of the following transactions (a "Corporate Transaction") occur:

                     (i) on the date the Executive ceases for any reason to be an employee of the company or its Parent;

                     (ii) a Change in Control as defined in Section 5.6 above;

                     (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

                     (iv) withdrawal, suspension or termination of the Company as a registered broker dealer under the Securities Exchange Act of 1934; as a registered Investment Advisor under the Investment Company Act of 1940, or as an Investment Advisor to investment companies registered under the Investment Company Act of 1940.


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                (b) For purposes of Section 5.7(a) above, the "Purchase Price"
shall mean the greater of (i) the price paid for the Shares or (ii) the Fair Market Value of the Shares on the date of such Corporate Transaction

                (c) Unless otherwise mutually agreeable to the Company and the Executive, for purposes of Section 5(b) above the "Fair Market Value" shall mean:

                     (i) The Company and the Executive shall each appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers shall determine the value of the Shares assuming that the sale would be between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Company. and neither of whom is under any compulsion to sell or buy. The appraisers will value the Company as a whole and determine the value of Executive's Shares as a pro rata portion of the whole without regard to any minority interest valuation.

                     (ii) If the higher of the two appraisals is not more than 10% more than the lower of the appraisals, the Fair Market Value shall be the average of the two appraisals. If the higher of the two appraisals is 10% or more than the lower of the two appraisals, then the third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association shall appoint the third appraiser. The third appraiser, regardless of who appoints him or her, shall have the same qualifications as the first two appraisers.

                     (iii) The Fair Market Value after the appointment of the third appraiser shall be the mean of the three appraisals.

                     (iv) The fees and expenses of the appraisers shall be paid one-half by the Company and one-half by the Executive.

                (d) This provision of this Section 5.7, shall not be applicable in the event Parent has effected a registration and public offering of its Common Stock in the amount of at least $5 million under the Securities Act of 1933, as amended, and there exists a public trading market for the Common Stock.

      6.   CONFIDENTIALITY

      During the term of Executive's employment under this Agreement, Executive will have access to and become acquainted with various information relating to the Employers' business operations, marketing data, business plans, strategies, employees, contracts, financial records and accounts, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally available to the public and gives either of the Employers an advantage over competitors who do not know of or use such information, such information and documents constitute "trade secrets" of the Employers. Executive further agrees that all such


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information and documents relating to the business of the Employers whether they are prepared by Executive or come into Executive's possession in any other way, are owned by the Employers and shall remain the exclusive property of the Employers. Executive shall not misuse, misappropriate or disclose any trade secrets of the Employers directly or indirectly, or use them for Executive's own benefit, either during the term of this Agreement or at any time thereafter, except as may be necessary or appropriate in the course of Executive's employment with the Employers unless such action is either previously agreed to in writing by the Employers or required by law.

      7.   NON-SOLICITATION

      For a period of three (3) months following the date Executive's employment hereunder is terminated, Executive shall not solicit or induce any of the Employers' employees, agents or independent contractors to end their relationship with either of the Employers, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company. The restrictions set forth in this Section 7 shall not apply if Executive's employment is terminated pursuant to Section 5.1, 5.4 or 5.6.

      8.   INDEMNIFICATION

      To the fullest extent permitted under applicable law, the Employers shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties hereunder on behalf of the Employers and/or their respective subsidiaries and affiliates, so long as Executive acted in good faith within the course and scope of Executive's duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.

      9.   PAYMENT OF FINANCIAL OBLIGATIONS BY EMPLOYERS

      The payment or provision to the Executive by the Employers of any remuneration, benefits or other financial obligations pursuant to this Agreement, including, without limitation, the payment of Executive's Base Compensation, any cash bonuses or profit sharing, the provision of benefits and perquisites set forth in Section 3.3, the reimbursement of business expenses pursuant to Section 4.5, the payment (if applicable) of the Severance Amount and provision of the Severance Benefits and any indemnification obligations, shall be the joint and several obligations of the Employer.

      10.  GENERAL PROVISIONS

           10.1 ASSIGNMENT; BINDING EFFECT. None of the Employers or Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted


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prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

           10.2 NOTICES. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (E.G., FEDEX); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                If to the Company
                or ADH:

                American Diversified Holdings, Inc.
                3525 Del Mar Heights Road, #145
                San Diego, California 92130
                Attention: Peter Hartmann
                Telephone: (619) 759-3552
                Telecopy:  (619) 759-3563
                If to Executive:  James Rea

                James Buchanan Rea, Inc.
                12100 Wilshire Blvd., #680
                Los Angeles, CA  90025
                Attention: James Buchanan Rea, Jr.
                Telephone: (310) 442-2660
                Telecopy:  (310) 442-2661

      Any party may change its address for the purpose of this Section 10.2 by giving the other party written notice of its new address in the manner set forth above.

           10.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Employers and Executive with respect to the employment of Executive by the Employers.

           10.4 AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.


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           10.5 PROVISIONS SEVERABLE. In case any one or more provisions of this
Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

           10.6 ATTORNEY'S FEES. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

           10.7 GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

           10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


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      IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement effective as of the date first written above.

                               AMERICAN DIVERSIFIED HOLDINGS, INC.,
                               a Nevada corporation

                               By:     /s/ Peter Hartmann
                                       -----------------------------------------
                               Name:   Peter Hartmann
                                       -----------------------------------------
                               Title:  President
                                       -----------------------------------------


                               AMERICAN DIVERSIFIED SECURITIES, INC.,
                               a Nevada corporation

                               By:     /s/ James Buchanan Rea, Jr.
                                       -----------------------------------------
                               Name:   James Buchanan Rea, Jr.
                                       -----------------------------------------
                               Title:  President
                                       -----------------------------------------


                               EXECUTIVE:


                                /s/ James Buchanan Rea, Jr.
                                ------------------------------------------------
                                James Buchanan Rea, Jr.